Exhibit 10.66

Covenants Rider

MASTER RIDER NO. 01

This Rider dated September 30, 2009 amends and incorporates that certain Master Lease Agreement dated as of April 6, 2007 (the “Lease”) between CITY NATIONAL BANK (“Lessor”) and LOOKSMART, LTD. (“Lessee”).

This Rider hereby supersedes and replaces in its entirety the Master Rider No. 01 signed and dated May 13, 2009.

FINANCIAL COVENANTS

A. ADDITIONAL EVENTS OF DEFAULT.

The following shall constitute additional Events of Default under the Master Lease No. 517179001, dated April 6, 2007:

1.	Failure of Lessee to furnish CNB, within the times specified, the following statements:

1.1 Copies of weekly account statements as of each Friday, from all brokerage firms and financial institutions in which Borrower maintains accounts containing its Liquid Assets, certified by Looksmart to be in compliance with the terms of section 3.2 of this Agreement and delivered no later than the following Tuesday.

1.2 Such additional information, reports and/or statements as CNB may, from time to time, reasonably request;

2.	Failure of Lessee to submit a Form 10-K or Form 10-Q on or before the filing deadlines set forth by the Securities and Exchange Commission;

3.	Failure of Lessee to either (i) maintain the following, or (ii) provide CNB with cash collateral in the amount due under the Master Lease, upon fifteen (15) days notice:

3.1 Tangible Net Worth of not less than $22,000,000.00 at all times;

3.2 Liquid Assets of not less than $22,000,000.00 at all times;

4.	Lessee or any guarantor of the Master Lease materially defaults in the payment or performance of any obligation, or defaults under any provision of any contract or instrument pursuant to which any of such parties has incurred any obligation for borrowed money, any purchase obligation or any other liability of any kind to any person or entity, including CNB;

5.	Any sale or transfer of all or a substantial or material part of the assets of Lessee other than in the ordinary course of business, without CNB’s prior written consent;

6.	Failure of Lessee to pay and discharge all taxes, assessments, governmental charges and real and personal property taxes prior to the date upon which penalties are attached;

7.	Failure of Lessee to maintain in full force and effect insurance for its business, including, without limitation, fire, public liability, property damage, business interruption and extra expense and worker’s compensation, in amounts, in form and substance, and issued by an insurance company, acceptable to CNB, provided that CNB provides thirty (30) days written notice that said failure constitutes an Event of Default;

8.	Failure of Lessee to qualify for continued listing in the NASDAQ Global Market;

9.	Lessee creates, incurs, assumes or permits to exist any debt, except (a) debt to CNB and (b) trade Debt incurred in the ordinary course of business;

10.	Lessee sells, leases or otherwise disposes of any of Lessee’s assets or any Subsidiary’s assets, other than merchandise inventory in the ordinary course of business;

11.	Lessee makes loans or advances to any person except credit extended to employees or to customers in the ordinary course of its business;

12.	Lessee assumes, guarantees, endorses, contingently agrees to purchase or otherwise become liable for the obligation of any person including Lessee, a Subsidiary, or affiliate except (a) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (b) contingent liabilities in favor of CNB;

13.	Lessee purchases or acquires the obligations or stock of, or any other interest in, any partnership, joint venture, limited liability company or corporation, except (a) direct obligations of the United States of America; and (b) investments in certificates of deposit issued by, and other deposits with, commercial banks organized under the United States or a State thereof having capital of at least One Hundred Million Dollars ($100,000,000.00);

14.	Lessee mortgages, pledges, hypothecates, grants or contracts to grant any security interest of any kind in any property or assets, to anyone except CNB;

15.	Lessee permits any involuntary liens to arise with respect to any property or assets including but not limited to those arising from the levy of a writ of attachment or execution, or the levy of any state or federal tax lien which lien will not be removed within a period of thirty (30) days;

16.	Lessee enters into any merger or consolidation, or acquire all or substantially all the assets of any person, except a Subsidiary may be merged into or consolidated with another Subsidiary or with Lessee;

17.	Lessee permits a default to occur under any document or instrument evidencing debt incurred under any indenture, agreement or other instrument under which such debt may be issued, or any event to occur under any of the foregoing which would permit any holder of the debt outstanding thereunder to declare the same due and payable before its stated maturity, whether or not such acceleration occurs or such default be waived.

B. DEFINITIONS.

For purposes of this letter, the following terms have the following meanings:

“Liquid Assets” shall mean the sum of cash, cash equivalents and Marketable Securities held in the Lessee’s name, including long-term investments managed by CNB with maturities less than twenty-four (24) months and excluding (i) assets in any retirement plan (including any profit-sharing plan, self-employed retirement plan, individual retirement account, annuity, etc.), (ii) any assets upon which there is any security interest, lien or encumbrance, and (iii) any securities or accounts which are not readily convertible into cash (such as restricted stock or hedge funds).

“Marketable Securities” shall mean “margin stock” as defined in Regulation U of the Federal Reserve Board; bonds and other debt securities of United States corporations not falling within the definition of “margin stock” with a credit quality rating of at least A- by Standard & Poors or A-3 by Moody’s; commercial paper with a credit quality rating of at least A-2 by Standard & Poors or P-2 by Moody’s; obligations of the United States government or agencies thereof; and obligations of any state, territory, municipality or other local governmental subdivision or entity of the United States, with a credit quality rating of at least A- by Standard & Poor’s or A-3 by Moody’s.

“Prime Rate” means the rate most recently announced by CNB at its principal office in Beverly Hills, California as its “Prime Rate”. Any change in the interest rate resulting from a change in the Prime Rate will be effective on the day on which each change in the Prime Rate is announced by CNB.

“Subsidiary” shall mean any corporation, the majority of whose voting shares are at any time owned, directly or indirectly by Lessee and/or by one or more Subsidiaries.

“Tangible Net Worth” means the total of all assets, appearing on a balance sheet prepared in accordance with generally accepted accounting principles for Lessee and the Subsidiaries on a consolidated basis, minus (a) all intangible assets, including, without limitation, unamoritzed debt discount, Affiliate, employee and officer receivables or advances, goodwill, research and development costs, patents, trademarks, the excess of purchase price over underlying values of acquired companies, any covenants not to compete, deferred charges, copyrights, franchises and appraisal surplus; minus (b) all obligations, which are required by generally accepted accounting principles to be reflected as a liability on the consolidated balance sheet of Lessee and the Subsidiaries; minus (c) the amount, if any, at which shares of stock of a non-wholly owned Subsidiary appear on the asset side of Lessee’s consolidated balance sheet, as determined in accordance with generally accepted accounting principles, minus (d) minority interests; and minus (e) deferred income and reserves not otherwise reflected as a liability on the consolidated balance sheet of Lessee and the Subsidiaries.

Executed: October 28, 2009

CITY NATIONAL BANK Lessor		LOOKSMART, LTD., A Delaware Corporation Lessee

By:	/s/ David W. Maurer	By:	/s/ Edward West
Name:	David W. Maurer	Name:	Edward West
Title:	Senior Vice President	Title:	CEO

		By:	/s/ S. C. Markowski
		Name:	Stephen C. Markowski
		Title:	CFO

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